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                                                                    EXHIBIT 99.2

                           TRIKON TECHNOLOGIES, INC.

                                 STOCK OPTION


Optionee:  [NAME]
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No. of Shares:  XXXX
                ----

Option Price:  $1.4375
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Commencement Date: February 6, 1998
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Execution of this Option on behalf of Trikon Technologies, Inc.:

          Trikon Technologies, Inc.

          By
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          THIS OPTION ("Option") is granted as of February 6, 1998, by Trikon
                                                  ----------------
Technologies, Inc., a California corporation (the "Company"), to the Optionee indicated at the top of this page (the "Optionee"). Under the 1991 Stock Option Plan (the "Plan"), the Board of Directors has authorized the grant to the Optionee of an option to purchase shares of the Common Stock of the Company under the terms and conditions of this Option. This Option consists of nine numbered paragraphs, and has been executed by the Company at the top of this page.

          1.   Type of Option for Purposes of Tax Consequences.  This Option
               -----------------------------------------------
is intended to be treated as an Incentive Stock Option ("ISO") qualifying under
Section 422 of the Internal Revenue Code

          2.   Option; Number of Shares; Price.
               -------------------------------

               The Company grants to the Optionee the right ("Option") to purchase all or any portion of the number of shares of the Common Stock of the Company indicated at the top of this page ("Stock") at the purchase price per share indicated at the top of this page (the "Option Price"). This Option is subject to

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the terms and conditions stated herein and in the Plan, including but not limited to the provisions of the Plan under which this Option shall be subject to modification if and when certain events occur.

          3.   Term of Option.
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               This Option shall expire when the first of the following occurs:

               (a) the tenth anniversary date of the Commencement Date indicated at the top of the first page of this Option;

               (b) the expiration of thirty (30) days from the date of the Optionee's termination of employment, either voluntary or involuntary and either with or without cause (other than by reason of death), except that if the Optionee is disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) at the time of his or her termination of employment, the expiration of one year from the date of the Optionee's termination of employment;

               (c) the expiration of 180 days from the date the Optionee dies if he or she dies while he is employed by the Company or any of its subsidiaries; or

               (d)  the termination of the Option under the Plan.

          4.   Exercise of Option.
               ------------------

               This Option may be exercised by the Optionee (or, after his death, by the person designated in Section 5) only in accordance with the following provisions:

               (a) This Option may be exercised by the Optionee upon delivery of the following to the Company at its principal executive offices:

                    (i) a written notice of exercise which identifies this Option and states the number of shares of Stock then being purchased;

                    (ii) a check or cash in the amount of the purchase price (or payment of the purchase price in such other

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form of lawful consideration as the Company's Board of Directors may approve from time to time under the provisions of the Plan); and

                    (i) a check or cash, if requested by the Company either before or after the Company's receipt of the notice of exercise, in the amount of any taxes (other than stock issue or transfer taxes) which the Company is obligated to collect or withhold by reason of the exercise of this Option.

               (b) This Option shall become exercisable in four equal annual installments on each anniversary date of the Commencement Date, which is indicated at the top of the first page of this Option. On and after each such anniversary date, the Optionee shall be entitled to purchase all or any portion of one-fourth (1/4) of the shares of Stock set forth at the top of the first page of this Option (appropriately adjusted for stock splits, stock dividends and similar capital modifications).

          The installments shall be cumulative, such that this Option may be exercised as to any or all of the Stock covered by an installment at any time or times after that installment becomes exercisable and until this Option expires or terminates.

          5.   Termination of Employment.
               -------------------------

               The termination of the employment of the Optionee by death, disability or otherwise shall not accelerate or otherwise affect the number of shares with respect to which this Option may be exercised; provided, however, that this Option may only be exercised with respect to that number of shares which could have been purchased under this Option if this Option had been exercised by the Optionee on the date of termination.

          6.   Death of Optionee; No Assignment.
               --------------------------------

               The rights of the Optionee under this Option may not be assigned or transferred except by will or by the laws of descent and distribution. This Option shall be exercisable only by the Optionee during his or her lifetime. Any attempt to assign this Option in contravention of this Option shall be void and shall have no effect. If the Optionee should die while he or she is employed by the Company or any of its subsidiaries, his or her legal representative, his or

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her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (this group shall be collectively known as "successors") succeeds to the Optionee's rights under this Option. After the death of the Optionee, only his or her successor may exercise this Option.

          7.   No Rights as Shareholder.
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               The Optionee shall have no rights as a shareholder of any shares of Stock covered by this Option until the date of issuance of a stock certificate to him or her. Except as may be provided under the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the stock certificate is issued.

          8.   This Option Subject to Plan.
               ---------------------------

               This Option is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it. Any provision in this Option inconsistent with the Plan shall be superseded and governed by the Plan. A copy of the Plan is available to the Optionee at the Company's principal executive offices upon request and without charge.

          9.   No Employment Agreement.
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               THE VESTING OF THE SHARES OF STOCK SUBJECT TO THIS OPTION SHALL
BE EARNED ONLY BY CONTINUED EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES OF STOCK HEREUNDER). Nothing in this Option, nor in the Plan (which is incorporated herein by reference), shall confer upon the Optionee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Company's right (or the Optionee's right) to terminate the Optionee's employment at any time, with or without cause.

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